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                                                                   EXHIBIT 10.30

June 11, 2002

STRICTLY PRIVATE AND CONFIDENTIAL

Cameron Duff
11 Apsley Road
Toronto, ON
M5M 2X7

VIA FAX: 416.483.6816


Dear Cameron:

Thank you for the conversations you have had with my colleagues and me over the past week. I am pleased to conform your proposed employment arrangement with Alderwoods Group Inc. and subsidiaries (the "Company") in accordance with the following terms and conditions:

1. You are employed as Senior Vice-President Business Development commencing on Monday, June 17, 2002 and reporting to the President and Chief Executive Officer.

2.   Your compensation will consist of the following:

     a) An annual base salary of $175,000 (Canadian) per annum payable on the Company's normal payroll basis.

     b) Inclusion on all Company fringe benefit programs provided to executives at your level in the Company, including group medical, group dental, short term disability, long term disability, accidental death and dismemberment, group term life insurance, optional life insurance, and an annual RRSP employer contribution of up to a maximum of 3% of base salary. A summary of those benefits is attached to this letter.

     c)   A car allowance of $500 per month.

     d)   Four weeks vacation per annum.


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     e)   You will participate in the Corporate Incentive Plan. The details of the Corporate Incentive Plan are contained within the respective Plan document. For your convenience, the following description is for convenience only and does not replace, amend or supersede the content of the respective Plan itself.

          Specifically, you will be eligible for a potential but not guaranteed annual performance bonus of 30 to 60% of your base salary, commencing with fiscal year 2002 and pro-rated for months worked in 2002.

     f) In the event of Change in Control or a "not for cause" termination, a severance benefit of twelve months base salary (with the final 6 months thereof subject to mitigation provisions related to any new employment).

     g) You will participate in the Company's stock option distribution plan contingent on Board Compensation Committee approval of management's recommendation wherein you would be eligible for 30,000 options.

     h) In the event the Company establishes an employee stock purchase plan, you will be entitled to participate in such plan upon a basis similar to that for other executives at your level in the Company.

3. Some travel is a job requirement. The Company will reimburse you for reasonable and prudent expenses incurred directly in relation to your duties, upon presentation of receipts or invoices in support.

4. This Agreement may be terminated by the Company for cause without notice or salary in lieu of notice at any time by providing written notice. "Cause" means a material breach by you of this Agreement.

5.   With respect to your duties and responsibilities on behalf of the Company:

     a) At all times you will act in the best interests of the Company; you will engage in no activity which is detrimental or prejudicial to the Company, its reputation, or any of its business;

     b) At no time will you represent, directly or indirectly, parties or interests that are prejudicial to or in conflict with the best interests of the Company, its operations, or the Company's acquisition program;


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     c)   You will at all times act honestly and faithfully in carrying out the
          Company's instructions;

     d) You will at all times represent the Company in a professional manner and use your best efforts to promote the Company's interests.

     e) During the currency of this Agreement and for 12 months following its termination you will at all times keep strictly confidential all internal, private information, data, materials and knowledge relating to the Company or its business.

     f) You will not at any time make any unauthorized use of any proprietary information, data or analysis of the Company, or of specific corporate opportunities developed or in the process of development by the Company.

This letter confirms the Company's agreement with this employment proposal. To confirm your acceptance of and agreement with the employment proposal as outlined in this letter, please sign both copies and return one copy to Gordon Orlikow at fax 416.498.2477, keeping a copy for yourself. THIS OFFER IS EFFECTIVE UNTIL 4 PM. FRIDAY, JUNE 14, 2002. This mutually signed letter will then constitute the employment agreement between us.

We look forward to your joining our Company.



                                     Yours truly,

                                     ALDERWOODS GROUP INC.

                                     Per:

                                     ------------------------------------


                                     Paul Houston
                                     President & Chief Executive Officer

                                     ACCEPTED AND AGREED as of
                                     This ____ day of June, 2002.

                                     ------------------------------------

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                                     Cameron Duff



Copy:    Gordon Orlikow